MEMBERSHIP INTEREST PURCHASE AGREEMENT


                                      DATED

                                  JUNE 6, 2002


                                      AMONG


                            AIR METHODS CORPORATION,
                                  (THE "BUYER")

                        ROCKY MOUNTAIN HOLDINGS, L.L.C.,
                                 (THE "COMPANY")

                         ROCKY MOUNTAIN HOLDINGS, INC.,


                                       AND


                              AMC HELICOPTERS, INC.
                                (THE "SELLERS")

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I - SALE AND PURCHASE OF CERTAIN ASSETS . . . . . . . . . . . . . .    1
     1.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . .    1
          (a)  Agreement to Purchase and Sell . . . . . . . . . . . . . . .    1
          (b)  Payments to Sellers. . . . . . . . . . . . . . . . . . . . .    1
     1.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .    2
          (a)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . .    2
          (b)  Certain Definitions. . . . . . . . . . . . . . . . . . . . .    2
          (c)  Members Equity Adjustment Amount . . . . . . . . . . . . . .    2
          (d)  Maintenance Adjustment . . . . . . . . . . . . . . . . . . .    3
     1.3  Payment of Cash Portion of Purchase Price . . . . . . . . . . . .    4
          (a)  Payment at Closing . . . . . . . . . . . . . . . . . . . . .    4
          (b)  Payments upon Determination of the Members Equity Adjustment
               Amount . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     1.4  Certain Payments. . . . . . . . . . . . . . . . . . . . . . . . .    4
          (a)  9-11 Receivable Amounts. . . . . . . . . . . . . . . . . . .    4
          (b)  Contingent Consideration . . . . . . . . . . . . . . . . . .    4
     1.5  Allocation of Purchase Price. . . . . . . . . . . . . . . . . . .    6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.    6
     2.1  Due Organization. . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.2  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.3  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.4  Absence of Changes or Events. . . . . . . . . . . . . . . . . . .    7
     2.5  Personal Property . . . . . . . . . . . . . . . . . . . . . . . .    7
          (a)  Marketable Title . . . . . . . . . . . . . . . . . . . . . .    7
          (b)  Condition of Aircraft. . . . . . . . . . . . . . . . . . . .    7
          (c)  Machinery and Equipment. . . . . . . . . . . . . . . . . . .    7
          (d)  Inventories. . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.6  Compliance with Licenses, Permits, Laws and Other Instruments . .    8
          (a)  Licenses and Permits . . . . . . . . . . . . . . . . . . . .    8
          (b)  Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . .    8
          (c)  Government Consent . . . . . . . . . . . . . . . . . . . . .    8
     2.7  Contracts and Agreements. . . . . . . . . . . . . . . . . . . . .    8
     2.8  Employment Contracts and Employee Plans . . . . . . . . . . . . .    9
          (a)  List of Employees. . . . . . . . . . . . . . . . . . . . . .    9
          (b)  Terminated Employees . . . . . . . . . . . . . . . . . . . .    9
          (c)  Employee Agreements. . . . . . . . . . . . . . . . . . . . .    9
          (d)  WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . .    9
          (e)  Employee Contracts Affecting Services. . . . . . . . . . . .    9
     2.9  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . .    9
          (a)  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .   10
          (b)  Plan Documents . . . . . . . . . . . . . . . . . . . . . . .   10

     2.10 Labor Disputes; Compliance. . . . . . . . . . . . . . . . . . . .   11
          (a)  Labor Law Compliance . . . . . . . . . . . . . . . . . . . .   11
          (b)  Labor Relations. . . . . . . . . . . . . . . . . . . . . . .   11
     2.11 Claims and Proceedings. . . . . . . . . . . . . . . . . . . . . .   11
     2.12 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.13 Real Properties; Leases . . . . . . . . . . . . . . . . . . . . .   12
     2.14 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     2.15 Books and Records . . . . . . . . . . . . . . . . . . . . . . . .   13
     2.16 Financial Statements. . . . . . . . . . . . . . . . . . . . . . .   13
     2.17 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . .   13
     2.18 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .   14
     2.19 Capitalization of the Company . . . . . . . . . . . . . . . . . .   15
     2.20 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE III - BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .   15
     3.1  Due Organization. . . . . . . . . . . . . . . . . . . . . . . . .   15
     3.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . .   15
     3.3  Material Adverse Change . . . . . . . . . . . . . . . . . . . . .   16
     3.4  Federally Funded Programs . . . . . . . . . . . . . . . . . . . .   16
     3.5  Financial Ability to Perform. . . . . . . . . . . . . . . . . . .   16
     3.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE IV - SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . .   16

ARTICLE V - COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . .   17
     5.1  Conduct of Business Pending Closing . . . . . . . . . . . . . . .   17
     5.2  Cooperation by the Company and Sellers. . . . . . . . . . . . . .   19
     5.3  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .   19
     5.4  Access to Records Before Closing. . . . . . . . . . . . . . . . .   19
     5.5  Access to Records After Closing . . . . . . . . . . . . . . . . .   19
     5.6  WARN Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     5.7  Federally Funded Programs . . . . . . . . . . . . . . . . . . . .   19
     5.8  Severance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE VI - CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING. . .   20
     6.1  Conditions to Buyer's Obligations . . . . . . . . . . . . . . . .   20
          (a)  Covenants, Representations and Warranties. . . . . . . . . .   20
          (b)  Consents . . . . . . . . . . . . . . . . . . . . . . . . . .   20
          (c)  Material Adverse Change. . . . . . . . . . . . . . . . . . .   20
          (d)  Release of Third Party Interests in the Company's Assets . .   20
          (e)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   21
          (f)  Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . . . . .   21
          (g)  Certain Customer Contracts . . . . . . . . . . . . . . . . .   21
     6.2  Conditions to the Company's and Sellers' Obligations. . . . . . .   21
          (a)  Covenants, Representations and Warranties. . . . . . . . . .   21
          (b)  Consents . . . . . . . . . . . . . . . . . . . . . . . . . .   21


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
          (c)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   22
          (d)  Hart-Scott-Rodino. . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE VII - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     7.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     7.2  Documents to be Delivered by the Company and Sellers. . . . . . .   22
          (a)  Assignment of Interests. . . . . . . . . . . . . . . . . . .   22
          (b)  Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          (c)  Non-Competition Agreements . . . . . . . . . . . . . . . . .   22
          (d)  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . .   22
          (e)  Certificate. . . . . . . . . . . . . . . . . . . . . . . . .   22
          (f)  Transfer of Records. . . . . . . . . . . . . . . . . . . . .   22
     7.3  Obligations of Buyer. . . . . . . . . . . . . . . . . . . . . . .   22
          (a)  Wire Transfer. . . . . . . . . . . . . . . . . . . . . . . .   23
          (b)  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . .   23
          (c)  Non-Competition Agreements . . . . . . . . . . . . . . . . .   23
          (d)  Certificate. . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE VIII - TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     8.1  Sales, Use, Transfer and Other Taxes. . . . . . . . . . . . . . .   23
     8.2  Tax Periods Ending on or before the Closing Date. . . . . . . . .   23
     8.3  Cooperation on Tax Related Issues . . . . . . . . . . . . . . . .   23
     8.4  Tax Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     8.5  Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE IX - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .   24
     9.1  Indemnification of Sellers. . . . . . . . . . . . . . . . . . . .   24
     9.2  Indemnification of Buyer. . . . . . . . . . . . . . . . . . . . .   25
          (a)  General. . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          (b)  Limitations. . . . . . . . . . . . . . . . . . . . . . . . .   25
     9.3  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . .   26
     9.4  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          (a)  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          (b)  Claims for Money Damages . . . . . . . . . . . . . . . . . .   27
     9.5  Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . . .   27
     9.6  Prepayment Penalties. . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE X - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     10.1 Termination of Agreement. . . . . . . . . . . . . . . . . . . . .   28
     10.2 Procedure Upon Termination. . . . . . . . . . . . . . . . . . . .   29
     10.3 Specific Performance Upon Termination . . . . . . . . . . . . . .   30
     10.4 Non-Refundable Deposit. . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE XI - CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . .   30
     11.1 Confidentiality Covenants . . . . . . . . . . . . . . . . . . . .   30
     11.2 Disclosure Pursuant to Legal Process. . . . . . . . . . . . . . .   31
     11.3 Termination of Confidentiality Obligations. . . . . . . . . . . .   32


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ARTICLE XII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .   32
     12.1 Modifications; Waiver . . . . . . . . . . . . . . . . . . . . . .   32
     12.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     12.3 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     12.4 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     12.5 Binding Effect; Assignment; No Third Party Rights . . . . . . . .   34
     12.6 No Strict Construction. . . . . . . . . . . . . . . . . . . . . .   34
     12.7 Entire and Sole Agreement . . . . . . . . . . . . . . . . . . . .   34
     12.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     12.9 Jurisdiction; Service Of Process; Waiver Of Trial By Jury . . . .   34
     12.10 Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . .   35
     12.11 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35


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                   LIST OF EXHIBITS, APPENDICES AND SCHEDULES
                   ------------------------------------------

EXHIBITS
--------

Exhibit A              Form of Opinion of the Company and Sellers' Counsel
Exhibits B-1 & B-2     Forms of Non-Competition Agreements
Exhibit C              Form of Escrow Agreement
Exhibit D              Form of Certificate of the Company
Exhibit E              Form of Certificate of Buyer
Exhibit F              Form of Certificate of the Sellers

APPENDICES
----------

Appendix A             Definitions & Index of Defined Terms

SCHEDULES
---------

Schedule 1.4(a)        9-11 Receivable Application
Schedule 1.4(b)        Example of Calculation of CCP
Schedule 1.5           Allocation of Purchase Price
Schedule 2.2           Subsidiaries
Schedule 2.3           Authorizations
Schedule 2.4           Absence of Certain Changes
Schedule 2.5(a)        Permitted Liens
Schedule 2.5(b)        Condition of Aircraft
Schedule 2.5(c)        Machinery and Equipment
Schedule 2.6(a)        Licenses and Permits
Schedule 2.6(b)        Conflicts
Schedule 2.6(c)        Government Consents
Schedule 2.7           Contracts
Schedule 2.8(a)        List of Employees
Schedule 2.8(b)        Terminated Employees
Schedule 2.8(c)        Employee Agreements
Schedule 2.9(a)        Employee Benefit Plans
Schedule 2.10(a)       Labor Law Compliance
Schedule 2.10(b)       Labor Relations
Schedule 2.11          Proceedings
Schedule 2.12          Taxes
Schedule 2.13(a)       Real Property
Schedule 2.13(b)       Real Property Leases
Schedule 2.14          Insurance
Schedule 2.16          Financial Statements
Schedule 2.17          Accounts Receivable
Schedule 2.18          Environmental Matters
Schedule 2.19          Capitalization


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Schedule 2.20          Brokers
Schedule 5.1           Conduct of Business Pending Closing
Schedule 6.1(g)        Certain Customer Contracts

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                     --------------------------------------


     This Membership Interest Purchase Agreement (the "AGREEMENT") is entered into as of June 6, 2002 among AIR METHODS CORPORATION, a Delaware corporation (the "BUYER"), ROCKY MOUNTAIN HOLDINGS, L.L.C., a Delaware limited liability company (the "COMPANY"), ROCKY MOUNTAIN HOLDINGS, INC., a Delaware corporation, and AMC HELICOPTERS, INC., a Delaware corporation (each, a "SELLER" and collectively, the "SELLERS"). All defined terms used, but not otherwise defined, herein shall have their respective meanings set forth on Appendix A.
                                                                     ----------

                                    RECITALS

     A. The Company is engaged in the business of providing emergency air medical transportation services in the United States (the "BUSINESS"), and owns and leases certain assets and properties which are used by or useful to the Company in the conduct of its Business.

     B. Buyer is also engaged in the business of providing emergency air medical transportation services in the United States.

     C. Buyer desires to purchase from the Sellers, and Sellers desire to sell to the Buyer, all of the issued and outstanding membership interests (the "INTERESTS") of the Company on the terms and conditions set forth in this Agreement, and substantially in accordance with that certain non-binding Letter of Intent, dated April 4, 2002, entered into by and among Buyer, the Company, and Sellers, as thereafter amended (the "LOI"), providing for such purchase and sale.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
                       SALE AND PURCHASE OF CERTAIN ASSETS

     1.1     Purchase  and  Sale

          (a) Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, each Seller agrees to sell, convey, assign, transfer, and deliver its respective Interests to Buyer, and Buyer agrees to purchase the Interests from Sellers, on the Closing Date, effective as of 11:59 p.m., Philadelphia, Pennsylvania time.

          (b) Payments to Sellers. Notwithstanding any other provision herein to the contrary, (i) any and all payments to be made under this Agreement to the Sellers (including, without limitation, distributions under the Escrow

Agreement) shall be made to the Sellers, and (ii) any and all payments to be made under this Agreement by the Sellers shall be the several obligations of the Sellers, in each such case based on their respective ownership of 50% of the Interests.

     1.2     Purchase  Price

          (a) Purchase Price. The purchase price for the Interests (the "PURCHASE PRICE") will be the sum of: (i) twenty-eight million dollars ($28,000,000.00), (ii) the Members Equity Adjustment Amount, to be calculated and paid as specified in Sections 1.2(b)-(d); and (iii) the Contingent Consideration Payment, to be calculated and paid as specified in Section 1.4(b).

          (b)     Certain  Definitions.

               (i) "MEMBERS EQUITY ADJUSTMENT AMOUNT" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Estimated Total Members Equity from the Closing Total Members Equity, subject to adjustment as set forth in Section 1.2(d) below.

               (ii) "PRELIMINARY MEMBERS EQUITY ADJUSTMENT AMOUNT" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Estimated Total Members Equity from the Pre-Closing Total Members Equity.

               (iii) "TOTAL MEMBERS EQUITY" as of a given date shall be calculated in the same manner as on the audited balance sheet of the Company at December 31, 2001 (the "12/31/01 BALANCE SHEET"), other than with respect to the account for "accrued aircraft maintenance," which shall be calculated in the same manner as the Company's unaudited interim balance sheets using the deferral method of accounting.

               (iv) "ESTIMATED TOTAL MEMBERS EQUITY" is twenty-five million five hundred eighty-nine thousand dollars ($25,589,000), as set forth in paragraph 4 of the LOI.

               (v) "PRE-CLOSING TOTAL MEMBERS EQUITY" shall be the Total Members Equity shown on the unaudited balance sheet of the Company dated as of the last day of the calendar month immediately preceding the Closing Date (the "INTERIM BALANCE SHEET").

               (vi) "CLOSING TOTAL MEMBERS EQUITY" shall be the Total Members Equity as of the Closing Date.

          (c) Members Equity Adjustment Amount. Promptly after the Closing, the Company shall prepare a balance sheet of the Company dated as of the Closing Date (the "CLOSING DATE BALANCE SHEET") on the same basis and applying the same accounting principles, policies, and practices that were used in preparing the 12/31/01 Balance Sheet, other than with respect to the account for "accrued aircraft maintenance," which shall be calculated in the same manner as, and on a consistent basis with, the Company's unaudited interim balance sheets using the deferral method of accounting. The Closing Date Balance Sheet shall be audited by PricewaterhouseCoopers LLC ("PWC"), the Company's independent accountants, and the fees and costs of PwC for such audit shall be shared equally between Buyer, on the one hand, and the Sellers, on the other. The Closing Total Members Equity shall be determined based upon the Closing Date Balance Sheet. The Company shall deliver the Closing Date Balance Sheet and its calculation of the Closing Total Members Equity to Sellers within sixty (60) days following the Closing Date.

               (ii) If, within thirty (30) days following delivery of the Closing Date Balance Sheet and the Closing Total Members Equity calculation, any Seller has not given Buyer written notice of its objection as to the Closing Total Members Equity calculation (which notice shall state the basis of such Seller's objection), then the Closing Total Members Equity calculated by the Company, as audited by PwC, shall be binding and conclusive on the parties and shall be used in computing the Members Equity Adjustment Amount.

               (iii) If any Seller duly gives Buyer such notice of objection, and if Buyer and such Seller fail to resolve the issues outstanding with respect to the Closing Date Balance Sheet and the calculation of the Closing Total Members Equity within thirty (30) days of Buyer's receipt of such Seller's objection notice, Sellers and Buyer shall submit the issues remaining in dispute to Deloitte &
          Touche LLP, independent public accountants (the "INDEPENDENT ACCOUNTANTS"), for resolution applying the principles, policies and practices referred to in Section 1.2(c)(i). If issues are submitted to the Independent Accountants for resolution, (A) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may reasonably request and are available to that party or its agents, and Sellers and Buyer shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss such issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Total Members Equity; and (C) the non-prevailing party will bear the fees and costs of the Independent Accountants for such determination.

               (iv) Sellers or their designee will have the right to participate in the Company's preparation of the Closing Date Balance Sheet and calculation of the Closing Total Members Equity.

          (d) Maintenance Adjustment. If the account for "accrued aircraft maintenance" set forth on the Closing Date Balance Sheet and used in the calculation of Closing Total Members Equity in accordance Section 1.2(c) exceeds a debit balance of $500,000, then the Members Equity Adjustment Amount shall be reduced dollar for dollar by the amount of such excess.

     1.3     Payment  of  Cash  Portion  of  Purchase  Price.

          (a) Payment at Closing. In accordance with Section 7.3, at the Closing Buyer shall deliver to the Sellers an amount equal to twenty-eight million dollars ($28,000,000), increased or decreased by the Preliminary Members Equity Adjustment Amount. Two hundred fifty thousand dollars ($250,000) of such payment shall be the amount previously paid by Buyer to Sellers in the form of a good faith deposit on April 4, 2002 (the "DEPOSIT"); one million dollars ($1,000,000) (the"INDEMNIFICATION ESCROW AMOUNT") of such payment shall be delivered to the Escrow Agent to be held in the Indemnification Escrow Account and delivered in accordance with the terms of the Escrow Agreement and the balance of such payment shall be delivered to the Sellers.

          (b) Payments upon Determination of the Members Equity Adjustment Amount. On or before the fifth (5th) business day following the final determination of the Closing Total Members Equity pursuant to Section 1.2(c), an amount equal to the difference between the Preliminary Members Equity Adjustment Amount and the Members Equity Adjustment Amount shall be paid by Buyer to the Sellers or by the Sellers to Buyer, as appropriate, so as to properly reflect the correct adjustment amount as if the Members Equity Adjustment Amount were known at Closing.

     1.4     Certain  Payments

          (a) 9-11 Receivable Amounts. Immediately prior to the Closing, the Company shall distribute to Sellers all of its right, title and interest in and to any and all amounts to be received by the Company in connection with the Company's application filed with the United States Department of Transportation on or about May 22, 2002, as may thereafter be amended from time to time, for compensation related to the events of September 11, 2001 (such amounts, the "9-11 RECEIVABLE AMOUNTS"). From and after the Closing, Buyer, acting as agent for Sellers, shall, and shall cause the Company to, (i) diligently pursue, and keep the Sellers reasonably informed on the status of, the Company's application described above, (ii) take any and all actions reasonably requested by Sellers, and otherwise cooperate fully with Sellers' efforts, to obtain the 9-11 Receivable Amounts, and (iii) pay the Sellers the 9-11 Receivable Amounts within five (5) days of receipt thereof by the Company. The aforementioned application is attached hereto as Schedule 1.4(a).

          (b) Contingent Consideration. Buyer shall pay the Sellers additional cash consideration, calculated on the basis of incremental cash receipts for Transports due to rate increases in applicable Medicare transport rate schedules after December 31, 2001, subject to the terms of this Section 1.4(b) (the "CONTINGENT CONSIDERATION PAYMENT" or "CCP"). The Contingent Consideration Payment shall be computed as follows:

     CCP = Percentage * (Actual Cash Receipts minus Calculated Cash Receipts minus $1,039,000 for each applicable Measurement Period)

where

"PERCENTAGE"                 =   twenty-five percent (25%)

"MEASUREMENT PERIOD"         =   a 12-month  period  beginning on the first day of the
                                 month  that  includes  the  Closing  Date (the "START
                                 DATE") and ending on the first (1st) year anniversary
                                 of  the  Start  Date,  and  each consecutive 12-month
                                 period thereafter

"ACTUAL CASH RECEIPTS"       =   cumulative  actual  cash receipts (including co-pays)
                                 for  all  Transports  that  occurred  during  the
                                 applicable  Measurement  Period,  divided  by  the
                                 number  of  actual  Transports  that  occurred during
                                 such  period,  and  then  multiplying  that amount by
                                 the lesser of (i) the number of actual Transports that
                                 occurred during  the  twelve  (12) months immediately
                                 preceding the  Start  Date  and  (ii)  the  number of
                                 actual Transports that occurred during the applicable
                                 Measurement Period

"CALCULATED CASH RECEIPTS"   =   cumulative  actual  cash receipts (including co-pays)
                                 for all  Transports  that  occurred during the twelve
                                 month period ending December 31, 2001, divided by the
                                 number of actual Transports that  occurred during the
                                 same  period,  multiplied  by  the  lesser of (i) the
                                 number of actual  Transports that occurred during the
                                 twelve  (12) months  immediately  preceding the Start
                                 Date and (ii) the  number  of  actual Transports that
                                 occurred during the applicable Measurement Period

"TRANSPORTS"                 =   Medicare  transports  done  by Buyer or any affiliate
                                 of  Buyer  in  any  geographic  area  serviced by the
                                 Company  through  an  independent  program  as of the
                                 Closing Date

provided,  however,  that  the  aggregate  CCP  shall not exceed two million six
--------   -------
hundred  thousand dollars ($2,600,000.00), and provided further that no payments
                                           --- -------- ------- ----
shall  be  due  to  Sellers  with respect to any Transports made after the ninth
(9th) anniversary of the Start Date. The Contingent Consideration Payment shall be calculated and recalculated on an annual basis for each Measurement Period until all cash has been received for all Transports occurring during each applicable Measurement Period. Within thirty (30) days after each applicable anniversary of the Start Date, Buyer shall provide Sellers with a report, setting forth in reasonable detail, the manner in which the CCP is calculated for each applicable Measurement Period, and during such 30-day period shall pay the CCP, if any, owed to Sellers as set forth in each report. (For example, within 30 days of the end of the third Measurement Period, the Buyer will provide Sellers with the following reports: (i) a third report for the CCP for the first Measurement Period; (ii) a second report for the CCP for the second

Measurement Period; and (iii) the first report for the CCP for the third Measurement Period.) Buyer shall also provide Sellers such other information as Sellers may reasonably request with respect to each such calculation and report. If, at any time between the Closing Date and ninth (9th) anniversary of the Start Date, any independent program under which Transports are being made is converted or otherwise replaced with a hospital contract or other similar program with the Buyer or any affiliate of Buyer, then the actual number of Transports that occurred during the twelve months immediately preceding the Start Date for a specific program should be added to the actual number of Transports that occurred during the applicable Measurement Period, less the actual number of Transports for that specific program that occurred during the applicable Measurement Period for purposes of clause (ii) of "Actual Cash Receipts" and "Calculated Cash Receipts." Attached hereto as Schedule 1.4(b) is
                                                              ---------------
an example of the calculation of the CCP.

     1.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of the Company pursuant to an allocation to be mutually agreed upon by Buyer and Sellers at or prior to Closing, which allocation shall be prepared in accordance with Schedule 1.5 hereto, and all tax returns and
                                -------------
reports, financial information and other books and records each of Buyer, the Company and Sellers with respect to the transactions contemplated by this Agreement shall be consistent with such allocation. It is the intention of the parties hereto that the Contingent Consideration Payment shall be allocated to those assets of the Company, such as goodwill, that are eligible for installment sale reporting under Section 453 of the Code.


                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

     The Company and the Sellers, severally and not jointly, represent and warrant to Buyer that:

     2.1 Due Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on the Business as now conducted and to own, lease, and operate its assets.

     2.2     Subsidiaries.  Except as set forth on Schedule 2.2, the Company has
                                                   ------------
no subsidiaries and does not conduct any operations, business, or activities other than the operation of the Business.

     2.3 Due Authorization. The Company and Sellers have all requisite power and authority to execute, deliver, and perform this Agreement and to perform the transactions contemplated hereby. The execution, delivery, and performance by the Company and Sellers of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company and Sellers. This Agreement has been duly and validly executed and delivered by the Company and Sellers and constitutes the valid and binding obligation of the Company and each Seller, respectively, enforceable against the Company and each Seller, respectively, in accordance with its terms. Except as set forth on Schedule 2.3 and, in the case of clauses (a)-(c) below,
                         ------------
except for any such violations, conflicts, cancellations, defaults or accelerations as would not have a Material Adverse Effect, the execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company or Sellers, does not (a) violate any federal, state, county, or local law, rule, or regulation or any decree or judgment of any court or governmental authority applicable to the Company or the Business, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which the Company is a party, or by which the Company or the Business is bound,
(c) permit the acceleration of the maturity of any indebtedness of the Company or Sellers, or the acceleration of any obligation of the Company or Sellers, or
(d) violate or conflict with any provision of the certificate of formation or operating agreement, or equivalent constitutive documents, of the Company.

     2.4     Absence of Changes or Events.  Except as set forth in Schedule 2.4,
                                                                   ------------
since December 31, 2001, (i) the Company has conducted the Business in a manner consistent with the requirements of Section 5.1 below and (ii) the Company has not suffered any change, event, or condition which has had or would have a Material Adverse Effect, as defined in this Section below.

     As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse change in or effect on the financial condition or operations of the Business, taken as a whole, whether attributable to a single circumstance or event or an aggregation of circumstances or events, but does not include any change or effect resulting or derived from (a) general economic conditions, (b) changes generally affecting United States' securities markets, or (c) changes generally affecting the health care, aviation or aeromedical services industries.

     2.5     Personal  Property.

          (a) Marketable Title. The Company has good title to (or valid leasehold or contractual interests in) all personal property of the Company, free and clear of all liens, claims, charges, set-offs, encumbrances or restrictions of every kind ("LIEN"), except for the Liens disclosed in Schedule 2.5(a) ("PERMITTED LIENS").

          (b) Condition of Aircraft. Except as set forth on Schedule 2.5(b), all helicopters and rotable equipment thereon of the Company are maintained in accordance with the Company's Federal Aviation Administration (the "FAA") approved maintenance plan, and, since December 31, 2001, all aircraft parts have been maintained in accordance with the Company's past practices.

          (c)     Machinery  and  Equipment.  Except  as  set  forth on Schedule
2.5(c), to the Company's Knowledge, all material machinery, equipment and tangible assets of the Company (excluding aircraft) being used in the operation of the Business are sufficient for the operation of the Business in accordance with the Company's past practices and are maintained in accordance with the Company's past practices.

          (d) Inventories. The inventory of the Company has been booked in accordance with GAAP consistent with the Company's past practices. Except for items reflected in the allowance for excess and slow moving inventory as set forth on the 12/31/01 Balance Sheet, the Interim Balance Sheet and the Closing Date Balance Sheet, the quantities of each category of inventory are not excessive based on the Company's past practices.

     2.6     Compliance  with  Licenses,  Permits,  Laws  and Other Instruments.

          (a) Licenses and Permits. Attached hereto as Schedule 2.6(a) is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the Company which are material to the conduct of the Business, including, but not limited to, all FAA licenses and permits ("AUTHORIZATIONS"). The Company has complied in all material respects with the terms and conditions of all such Authorizations, and no material violation of any such Authorizations or the laws or rules governing the issuance or continued validity thereof has occurred. No additional Authorizations are required from any federal government agency or body thereof or, to the Company's Knowledge, any state, county, or local government agency or body thereof, in connection with the operation of the Business, except where the failure to obtain such Authorization would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 2.6(a), in the conduct of the Business, the Company has not been issued any citations, notices or orders of non-compliance under any law, rule, regulation, ordinance, order, judgment, or decree (with respect to the Business) within two years of the Closing Date.

          (b) Conflicts. Except as disclosed on Schedule 2.6(b), the conduct of the Business does not conflict with the rights of any other person, firm, or corporation, violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the certificate of formation or operating agreement, or equivalent constitutive documents, as presently in effect, of the Company, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which the Company is bound, except for any such violation, conflict, default, acceleration or loss that would not have a Material Adverse Effect.

          (c) Government Consent. To the Company's Knowledge, there is no proposed law, governmental taking, condemnation or other proceeding which would be applicable to the Business and which would have a Material Adverse Effect either before or after the Closing. No consent, qualification, order, approval, or authorization of, or filing with, any governmental authority, including, without limitation, any filings or notices required by applicable bulk sales law, if any, is required in connection with the Company's execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby, except as set forth on Schedule 2.6(c) and except where the failure to obtain such consent, qualification, order, approval or authorization or to make such filing would not have a Material Adverse Effect.

     2.7     Contracts  and  Agreements.  Attached  hereto  as Schedule 2.7 is a
                                                               ------------
list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisers and customers, and service agreements, but excluding employment contracts, Employee Plans and Leases listed and described on Schedules 2.8(c), 2.9(a) and 2.13(b), respectively) with respect to the Business
------------------------------------
to which the Company is a party and pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, twenty-five thousand dollars ($25,000.00) or more per annum, or the terms of which are in excess of five years (collectively, the "CONTRACTS"). To the Company's Knowledge, the Contracts are valid and enforceable and in full force and effect. Except as set forth on Schedule 2.7, the Company is not, and to the Company's Knowledge, no
           -------------
other party thereto is, in material default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material default) under any of the Contracts, and has not waived any material right under any of the Contracts. No consent, qualification, order, approval or authorization of, or filing with, any person is required in connection with the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth on
Schedule 2.7 and except where the failure to obtain such consent, qualification,
------------
order, approval or authorization or to make such filing would not have a Material Adverse Effect.

     2.8     Employment  Contracts  and  Employee  Plans.

          (a) List of Employees. Schedule 2.8(a) contains a complete and accurate list of the following information for each employee of the Company as of April 15, 2002, including each employee on leave of absence or layoff status: name; process level; department; location; hire date; rate of pay; the date of last increase or decrease in salary, together with the amount thereof and reason therefor; expense account unit; and status.

          (b) Terminated Employees. Schedule 2.8(b) contains a complete and accurate list of each employee of the Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Company, since September 30, 2001, as well as the date of such termination, layoff or reduction in hours. Except as disclosed on Schedule 2.8(b), the Company has no obligations of any kind to any of such employees or former employees.

          (c)     Employee  Agreements.  Except  as  listed  and  described  on
Schedule 2.8(c),the Company has (i) no agreements with any employees, written or oral, concerning term of employment, compensation, benefits, or severance and
(ii) no material written or oral employee policies, whether set forth in an employee manual, employee statement of policy, work rules for any employee or group of employees, or otherwise.

          (d) WARN Act. The Company has not violated the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar state or local legal requirement. During the ninety (90) day period prior to the date of this Agreement, the Company has terminated six employees.

          (e) Employee Contracts Affecting Services. To the Company's Knowledge, no employee or independent contractor of the Company is bound by any contract that purports to limit his ability (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or
(ii) to assign to the Company any rights to any invention, improvement, or discovery made during the course of such employee's employment or such independent contractor's engagement, as the case may be. To the Company's Knowledge, no former or current employee of the Company is a party to, or is otherwise bound by, any Contract that materially adversely affected, affects, or will affect the ability of the Company or Buyer to conduct the Business as presently conducted by the Company.

     2.9     Employee  Benefits.

          (a) Employee Benefit Plans. Set forth in Schedule 2.9(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of the Employment Retirement Income Security Act ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated since September 30, 2001, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA AFFILIATE") and covers employees or former employees of the Company, is a defined benefit pension plan subject to Title IV of ERISA or is a pension plan subject to Section 412 of the Code and has been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or is a defined benefit pension plan subject to Title IV of ERISA or is a pension plan subject to Section 412 of the Code and with respect to which the Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of, the Company, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "EMPLOYEE PLANS"). Schedule 2.9(a) identifies as such any Employee Plan that is (w) a "Defined Benefit Plan" (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of
Section 401(a) of the Code; (y) a "Multiemployer Plan" (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 2.9(a) is a complete and correct list of all ERISA Affiliates of the Company during the last six (6) years.

          (b) Plan Documents. The Company has made available to Buyer true, accurate and complete copies of (i) the material documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a written summary of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other governmental agency or body thereof that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any other governmental agency or body thereof with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other material written communications regarding the Employee Plans.

     2.10     Labor  Disputes;  Compliance.

          (a) Labor Law Compliance. Except as set forth in Schedule 2.10(a), the Company has complied with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and other requirements under applicable federal and state laws, except where the failure to comply would not have a Material Adverse Effect. Except as set forth in Schedule 2.10(a), the Company is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

          (b) Labor Relations. Except as disclosed in Schedule 2.10(b), (i) the Company has not within the past five years been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since September 30, 2001, there has not been, there is not presently pending or existing, and to Company's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or material employee grievance process involving the Company; (iii) to the Company's Knowledge, no event has occurred or circumstance exists that could provide a reasonable basis for any work stoppage or other material labor dispute; (iv) there is not pending or, to the Company's Knowledge, threatened against or affecting the Company any Proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental agency or body thereof, and, to the Company's Knowledge, there is no organizational activity or other labor dispute against or affecting the Company or the facilities that would have a Material Adverse Effect; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending;
(vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect; (vii) there is no lockout of any employees by the Company, and no such action is contemplated by the Company; and (viii) to the Company's Knowledge, there has been no charge of discrimination filed against or threatened against the Company with the Equal Employment Opportunity Commission or similar governmental agency or body.

     2.11     Claims  and  Proceedings.  Except  as  set forth in Schedule 2.11,
                                                                  -------------
there are no claims, actions, suits, legal or administrative proceedings or investigations ("PROCEEDINGS") pending or, to the Company's Knowledge, threatened, against or relating to the Business or the transactions contemplated by this Agreement that would have a Material Adverse Effect, and to the Company's Knowledge, there is no reasonable basis for the same. In particular, and without limiting the generality of the preceding sentence, there are no Proceedings, and to the Company's Knowledge, no reasonable basis for any Proceeding, arising out of any alleged impropriety in charging, billing or receiving payment for services rendered by the Company to patients prior to Closing.

     2.12     Taxes.  Except  as disclosed on Schedule 2.12, all federal, state,
                                              -------------
local and foreign tax returns and reports of the Company required by law to be filed on or before the Closing and which the failure to file would have a Material Adverse Effect have been duly filed or duly extended to a date in the future, all such returns and reports were true and correct in all material respects, and all federal, state, local, foreign and any other taxes (including additions to tax, interest and penalties), assessments, fees, withholding taxes and other governmental charges with respect to the properties, assets, income, sales, use or franchises of the Company relating to the Business and due on or prior to the Closing have been paid. The Company has at all times qualified as a partnership for federal income tax purposes, and no election has been made by or for the Company to cause the Company to be treated as a corporation or an association taxable as a corporation for federal income tax purposes. Sellers have made available to Buyer true and complete copies of all federal, state and local income tax returns filed for the Company for all tax years beginning on or after January 1, 1998.

     2.13     Real  Properties;  Leases.

          (a)     Schedule 2.13(a) sets forth a list containing a description of
                  ----------------
all interests in Real Property presently owned, leased or otherwise used or occupied by the Company (the "REAL PROPERTY"). With respect to all Real Property owned by the Company, (i) each parcel of such owned Real Property is owned in fee simple with good and marketable title, free and clear of all Liens, except as described in Schedule 2.5(a) or Schedule 2.13(a) or those that do not
                        ---------------    ----------------
materially adversely interfere with the use of such Real Property as currently used, (ii) there are no material leases, subleases, licenses, concessions or other agreements (written or oral) granting to any person the right to use or occupy such owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal or any other agreements pursuant to which the Company would be required to sell the owned Real Property or any portion thereof or interest therein, or purchase any other real property. The Company has made available to Buyer complete and accurate copies of all material documents and information of the Company concerning such owned Real Property.

          (b)     Attached  hereto  as  Schedule 2.13(b) is a list setting forth
                                        ----------------
all leases under which the Company possesses or uses real property (the "REAL PROPERTY LEASES") and all leases under which the Company possesses or uses items of tangible personal property that are material to conduct of the Company's business (the "PERSONAL PROPERTY LEASES"). True, correct and complete copies of the Real Property Leases and Personal Property Leases (collectively, the "LEASES") have been made available to Buyer. To the Company's Knowledge, the Leases are in full force and effect and the Company is not in material default thereunder. To the Company's Knowledge, (i) the other parties to the Leases are not in default thereunder and (ii) no facts or circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company or to the Company's Knowledge, the other parties, under any of the Real Property Leases or the Personal Property Leases.

          (c) To the Company's Knowledge, (i) all structures and facilities on the real properties listed on Schedule 2.13(a) and Schedule 2.13(b) are
                                       ----------------     ----------------
equipped in substantial conformity with laws and governmental regulations applicable to the Company, (ii) the zoning of each parcel of Real Property permits the presently existing improvements and continuation of the business presently conducted thereon by the Company, and (iii) no zoning changes, and no condemnation or similar proceedings, are pending or threatened against any of the Real Property listed on Schedule 2.13(a) or Schedule 2.13(b), except in each
                            ----------------    ----------------
such  case  as  would  not  have  a  Material  Adverse  Effect.

     2.14     Insurance.  Schedule  2.14  contains  a listing of all policies of
                          --------------
fire, general liability, worker's compensation, errors and omissions, malpractice and other types of insurance maintained by or on behalf of the Company, to provide insurance protection for the assets and Business of the Company. Except as set forth in Schedule 2.14 hereto, all of such policies are
                                 -------------
now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three (3) years, and provide coverage for the properties, assets, and operations of the Company in the amounts and against the risks required to comply with all applicable laws and regulations. The Company has not received any notice of cancellation or material amendment of any such policies; and to the Company's Knowledge, all material claims thereunder have been filed in a timely fashion. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     2.15 Books and Records. The books of account and other financial records of the Company as they relate to Business are complete and correct in all material respects, and there have been no material transactions involving the Business which properly should have been set forth therein and which have not been accurately so set forth in all material respects.

     2.16 Financial Statements. The Company (a) has delivered to Buyer December 31, 2001; December 31, 2000; and December 31, 1999 balance sheets and statements of operations and statements of cash flows for the fiscal years then ended and (b) an unaudited balance sheet as of March 31, 2002 (the "3/31/02 BALANCE SHEET"), and statement of operations, and statement of cash flows for the three months ended March 31, 2002. Except as set forth in Schedule 2.16,
                                                                  -------------
all of such financial statements have been prepared from the books and records of the Company in accordance with GAAP, consistently applied (other than with respect to "accrued aircraft maintenance," for which the Company used the deferral method of accounting for its interim financial statements and the direct expense method of accounting for its year-end financial statements) and maintained throughout the periods indicated, and fairly present in all material respects the financial condition of the Company and results of operations as of their respective dates and for the periods indicated. As of the dates of the 12/31/01 Balance Sheet, the 3/31/02 Balance Sheet and the Interim Balance Sheet, the Company had or will have no material liabilities, whether absolute or contingent, liquidated or unliquidated in amounts, known or unknown, that would be required to be reflected on such balance sheets in accordance with GAAP but that were not so reflected.

     2.17 Accounts Receivable. All trade accounts receivable that are reflected on the 12/31/01 Balance Sheet, the 3/31/02 Balance Sheet, or the Interim Balance Sheet and on the accounting records of the Company as of the Closing have been booked in accordance with GAAP, consistent with the Company's past practices. Schedule 2.17 contains a complete and accurate list of all
                  --------------
accounts receivable as of April 30, 2002 and such schedule shall be updated to the date of the Interim Balance Sheet, and delivered to Buyer with, or promptly after delivery of the Interim Balance Sheet. Each such list shall set forth the aging of each such account receivable.

     2.18 Environmental Matters. As of the date of this Agreement, except as set forth in Schedule 2.18 and except as to matters described in this Section
                -------------
2.18 which individually and in the aggregate would not have a Material Adverse Effect, to the Company's Knowledge:

          (a) The Company has obtained all permits, licenses and other authorizations which are required under applicable Environmental Laws for the ownership, use and operation of the Real Property, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke or modify in a manner adverse to the Company any such permit, license or authorization, and the Company has complied and is in compliance with all terms and conditions of all such permits, licenses and authorizations.

          (b) The Company and the Real Property have complied and are in compliance with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter which would reasonably be expected to result in liability that is existing or pending, or to the Company's Knowledge threatened, relating to the Company, the Real Property or any other property or facility previously owned, operated or leased by the Company relating in any way to the Environmental Laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (d) Neither the Company nor any other person has released, placed, stored, buried or dumped or arranged for disposal of any Hazardous Substances or any other substances produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath the Real Property except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company provided that such excepted inventories and wastes, if any, were and are stored, handled and disposed of in accordance with applicable laws and regulations and in a manner such that there has been no release of any such substances into the environment in violation of the Environmental Laws or in a manner that would give rise to costs or liability under any Environmental Law.

          (e) No releases have occurred at the Real Property, which could result in the assertion or creation of a Lien on the Real Property by any governmental body or agency with respect thereto, nor has any such assertion of a Lien been made by any governmental body or agency with respect thereto.

          (f) None of the following exists at any Real Property: materials or equipment containing friable asbestos or polychlorinated biphenyl; landfills, surface impoundments or disposal areas.

          (g) Any underground and above-ground storage tanks currently owned or operated by the Company or located on or beneath the Real Property are described on Schedule 2.18 and have been properly registered, constructed (or
               --------------
upgraded), operated and (if now out of service) closed and removed in compliance with all applicable laws and requirements.

          (h) "HAZARDOUS SUBSTANCE" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous substances," "hazardous wastes," hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable or explosive materials, radioactive materials, polychlorinated biphenyl, petroleum and petroleum products.

          (i) "ENVIRONMENTAL LAWS" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

     2.19 Capitalization of the Company. Each Seller owns 50% of the Interests. Except as set forth in Schedule 2.19, no person or entity other than
                                   -------------
the Sellers has any right granted by either Seller or the Company to purchase, receive, acquire, control the right to vote of, or receive the economic benefit of any equity security or evidence of ownership in the Company, including, but not limited to, by way of exercise or conversion of any option, warrant or other security or rights. Each Seller will transfer title to its Interests to Buyer at Closing, free and clear of all Liens.

     2.20     Brokers.  Except  as  set  forth  on  Schedule  2.20,  neither the
                                                    --------------
Company nor Sellers has engaged, or caused to be incurred any liability for any brokerage or finders' fees or agents' commissions or like payments to, any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby, and all compensation of any kind payable to any such party shall be the sole responsibility of Sellers, and Buyer shall have no responsibility therefor.



                                   ARTICLE III
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to the Sellers as follows:

     3.1 Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform this Agreement and the related agreements referred to herein and, following the Closing, to operate the Business and own the Interests.

     3.2 Due Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Buyer, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, will not (a) violate any federal, state, county, or local law, rule, or regulation or any decree or judgment of any court or governmental authority applicable to Buyer or its property; (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound; (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer; or (d) violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer.

     3.3 Material Adverse Change. Since December 31, 2001, there has been no material adverse change in or effect on the financial condition or operations of the Buyer, taken as a whole, whether attributable to a single circumstance or event or an aggregation of circumstances or events.

     3.4 Federally Funded Programs Buyer has not, and at no time has been, excluded from participation in any federally funded health care program, including Medicare or Medicaid. Buyer has reviewed all applicable statutes, regulations and rules pertaining to Medicaid and Medicare, including, but not limited to, the Anti-Kickback Statutes (42 U.S.C. Sec.1320a-7(b) and the Federal False Claims Act (31 U.S.C. Sec.3729)), and Buyer is in compliance with Medicaid/Medicare statutes, rules and regulations.

     3.5 Financial Ability to Perform Buyer has enforceable financing commitments for all funds necessary to consummate the transactions contemplated hereby, and on the Closing Date, Buyer will have sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

     3.6 Brokers. Buyer has not engaged, or caused to be incurred any liability for any brokerage or finders' fees or agents' commissions or like payments to, any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Sellers set forth in this Agreement or in the Closing Certificates shall terminate on the second (2nd) anniversary of the Closing Date, except that the representations and warranties contained in Section 2.12, to the limited extent related to the Sellers' filing of federal income tax returns and payment of federal income taxes for periods ending on or before the Closing, and Section 2.19 shall survive the Closing for the statutory limitations period applicable to the filing of tax returns and payment of income taxes under the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement (the "CODE"). The representations and warranties of the Company set forth in this Agreement or in the Closing Certificates shall terminate at Closing and the Sellers release the Company, as of the Closing, from all claims arising out of this Agreement and the transactions contemplated by this Agreement based on indemnification or contribution. The representations and warranties of the Buyer set forth in this Agreement or the Closing Certificates shall survive the Closing for the statutory limitations period under Delaware law that is applicable to written contracts.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

     5.1 Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date, the Company shall use commercially reasonable efforts to preserve substantially intact the Company's business organization and present relationships with its customers, suppliers and employees. Except as permitted under this Agreement, the Company will not, and Sellers will not cause or permit the Company to, take any action that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement, or to engage in any practice, take any action, or enter into any transaction outside the ordinary course of the Business as conducted prior to the date of this Agreement, in each such case without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, except as set forth in Schedule 5.1:
    -------------

          (a) The Company will not sell, lease, transfer, or assign any assets, tangible or intangible, other than for a fair consideration in the ordinary course of business.

          (b) The Company will not enter into any agreement, contract, lease, (or license or series of related agreements, contracts, leases and licenses) outside the ordinary course of business.

          (c) The Company will not accelerate, terminate or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than twenty-five thousand dollars ($25,000) to which the Company is a party or by which it is bound.

          (d) The Company will not impose any Lien upon any of its assets, tangible or intangible, other than Permitted Liens.

          (e) The Company will not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person outside the ordinary course of business.

          (f) The Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation involving more than twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate, other than under its existing agreements or arrangements.

          (g) The Company will not merge with any other company, consolidate or sell or consent to the sale of any of the material assets of the Company or acquire any material assets outside the ordinary course of business.

          (h) The Company will not increase the compensation or benefits payable to its employees other than increases in the ordinary course of business consistent with the Company's past practices.

          (i) The Company will not make any change in its accounting practices, collection practices or payment practices.

          (j) The Company will maintain insurance consistent with its past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by the Company, not take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of the Company as set forth in Schedule
                                                                        --------
2.14.
----

          (k) The Company will promptly notify Buyer of any lawsuit or other legal proceeding that is commenced, or that is threatened in writing, against the Company and that relates to or arises out of the Business and, if adversely determined against the Company, would reasonably be expected to have a Material Adverse Effect.

          (l) The Company will not settle any action or proceeding on terms that are expected to have a Material Adverse Effect, nor release, settle, compromise or relinquish any claims, causes of action or rights involving more than fifty thousand dollars ($50,000), individually, or one hundred thousand dollars ($100,000) in the aggregate which the Company may have against any other persons including, without limitation, claims or rights to reimbursement or payment for services rendered by the Company.

          (m) The Company will maintain its assets consistently with its past practices.

          (n) The Company will maintain its inventories of parts, supplies and other assets consistently with its past practices.

          (o) The Company will use commercially reasonable efforts to obtain and maintain all Authorizations, the absence or loss of which is expected to have a Material Adverse Effect.

          (p) The Company will not take any action which would be expected to result in a violation of or in the noncompliance with any laws or regulations applicable to the Company, except where any such violation or non-compliance would not reasonably be expected to have a Material Adverse Effect.

          (q) The Company will cooperate with Buyer and render to Buyer such assistance as Buyer may reasonably request, at Buyer's sole expense, in obtaining such governmental approvals as Buyer considers necessary or appropriate.

          (r) The Company will pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the nonpayment of, all taxes due or assessed against it, except for any taxes being contested in good faith and for which reserves have been established by the Company.

          (s) The Company shall give prompt notice to Buyer of any notice of material default received by the Company subsequent to the date of this Agreement under any material instrument, contract, or agreement, or any Material Adverse Effect occurring prior to the Closing.

     5.2 Cooperation by the Company and Sellers. The Company shall, at the request of Buyer, give reasonable assistance to the Buyer, and cause its personnel to provide reasonable assistance to and cooperation with the Buyer in
(i) obtaining all governmental and regulatory authorizations, consents and permits required to conduct the Business as presently conducted following the Closing and (ii) contacting customers, suppliers, lenders and others with whom the Company has business relationships, provided, however, that in no event
                                             --------- -------- ----
shall Buyer have any contact with any such customer, supplier, lender or other person or entity with whom the Company has business relationships without first notifying the Company and allowing the Company, if it so requests within a reasonable period of time after such notice, to participate in the discussions between Buyer and such person or entity.

     5.3 Further Assurances. In case at any time after Closing any further action is necessary to complete the transfer of the Interests to Buyer, or otherwise to carry out the intent and purposes of this Agreement, the proper officers of each party hereto shall take all such further action as any such party may reasonably request without any further consideration therefor.

     5.4 Access to Records Before Closing. Prior to the Closing, the Company shall give, or cause to be given, to Buyer and its Representatives reasonable access, upon reasonable notice, to the Company's assets, properties, titles, operations, contracts, corporate minute and other books, records, files and documents of the Company to review and to make copies of all such materials. The Company will provide Buyer reasonable opportunities to meet with key employees of the Business and to visit facilities of the Business. All materials copied by Buyer shall be returned to the Company if the Closing of the transactions contemplated hereunder fails to occur, and shall be maintained in confidence by Buyer prior to the Closing in accordance with the terms hereof and of the Confidentiality Agreement.

     5.5 Access to Records After Closing. After the Closing Date, Buyer, on the one hand, and Sellers, on the other, will give, or cause to be given, to the other party and their respective successors and Representatives, during normal business hours and at the requesting party's expense, such reasonable access to the properties, titles, contracts, books, records, files and documents of Buyer, the Company or the Sellers, as the case may be, as is reasonably necessary to allow the requesting party to obtain information in the other party's possession with respect to any claims, demands, audits, suits, taxes, payments due under Sections 1.2 and 1.4 or matters of a similar nature made by or against the requesting party as the previous or new owner and operator of the Business, as the case may be, and to make copies of such information to the extent reasonably necessary.

     5.6 WARN Act. From and after the Closing Date, Buyer shall not, and shall cause the Company not to, take any action that would result in a violation of the WARN Act or any similar state or local legal requirement.

     5.7 Federally Funded Programs. Until the earlier of (a) the date on which the maximum aggregate amount of the Contingent Consideration Payment is made and (b) the eleventh (11th) anniversary of the Start Date, Buyer shall operate its business in compliance with the Medicaid/Medicare statutes, rules and regulations and shall immediately notify Sellers of any act or omission on the part of Buyer or any affiliate of Buyer that would reasonably be expected to constitute a breach of the representations and warranties set forth in Section
3.4 or of any threatened, proposed, or actual exclusion from any federally funded health care program.

     5.8 Severance. From the Closing Date until the eighteenth month anniversary thereof, Buyer and the Company shall honor and keep in full force and effect the Company's severance program, which provides (i) severance for certain employees of the Company identified on the spreadsheet entitled "Rocky Mountain Holdings, L.L.C. Proposed Executive Management Severance Package Impact," attached to Schedule 2.8(c), in the amounts set forth thereon and (ii)
                      ---------------
severance for the remainder of the Company's employees equal to one month's salary plus one week's salary for each year of service. To the extent that the employment of any such employee is terminated by the Company during such eighteen-month period for any reason other than one of the seven reasons set forth on the first page of the document entitled, "Rocky Mountain Holdings, L.L.C. Human Resource Non-Represented Severance Guidelines - Draft," attached to
Schedule  2.8(c),  the  Company shall, and Buyer shall cause the Company to, pay
----------------
such employee severance in accordance with the Company's severance program described above.


                                   ARTICLE VI
            CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     6.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by Buyer in writing):

          (a) Covenants, Representations and Warranties. The Company and Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing. The representations and warranties of the Company and Sellers set forth in Article II of this Agreement shall be accurate in all material respects at and as of the Closing with the same force and effect as though made on and as of the Closing.

          (b) Consents. All statutory requirements for the valid consummation by the Company and Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers and approvals of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained (as reasonably determined by Buyer) in order to permit Buyer to acquire the Interests shall have been obtained in form and substance reasonably satisfactory to Buyer.

          (c) Material Adverse Change. There shall have been no Material Adverse Effect since December 31, 2001.

          (d) Release of Third Party Interests in the Company's Assets. Except to the extent disclosed on Schedules hereto, or as otherwise consented to in writing by Buyer, any liens, encumbrances and/or security interests evidenced by financing statements currently of record to perfect a security interest in the assets of the Company in accordance with the Uniform Commercial Code or duly recorded on title certificates of aircraft pursuant to regulations of the FAA shall be released.

          (e) Litigation. No action, suit or proceeding shall have been instituted before, or by, any governmental body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or may be expected to have, a material adverse effect on Buyer's right to own, operate, or control the Business.

          (f) Hart-Scott-Rodino. All filings and notices required pursuant to the Hart-Scott-Rodino Act, if any, shall have been made, and the waiting period applicable to the consummation of the transactions contemplated b this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (g) Certain Customer Contracts. With respect to the contracts identified on Schedule 6.1(g), the Company and the Sellers shall not have received written notices prior to the Closing Date from the other parties to such contracts representing an aggregate of $1.0 million of "contribution" for such contracts, as reflected on Schedule 6.1(g), that such notifying parties (i) in the case of the Company's contracts with Vanderbilt University Medical Center and HealthNet, Inc., do not consent to the consummation of the transactions contemplated by this Agreement, (ii) intend to terminate such contracts during the one-year period immediately following the Closing Date prior to their natural termination or expiration and as a direct result of the transactions contemplated by this Agreement, or (iii) in the case of the contracts with the hospitals located in Denver, Colorado or Des Moines, Iowa, do not waive any non-competition provisions set forth in such contracts; provided, however, that if the Company and the Sellers shall have also received written notices prior to the Closing Date from any such notifying party that it intends or otherwise is willing to enter into an independent program with the Buyer or an affiliate of Buyer, such contract shall not be considered for purposes of determining whether the aforementioned $1.0 million threshold has been reached.

     6.2 Conditions to the Company's and Sellers' Obligations. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by Sellers in writing):

          (a) Covenants, Representations and Warranties. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing. The representations and warranties of Buyer set forth in Article III of this Agreement shall be accurate in all material respects, at and as of the Closing, with the same force and effect as though made on and as of the Closing.

          (b) Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained.

          (c) Litigation. No action, suit or proceeding shall have been instituted before, or by, any governmental body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages in connection with such transactions.

          (d) Hart-Scott-Rodino. All filings and notices required pursuant to the Hart-Scott-Rodino Act, if any, shall have been made, and the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated.


                                   ARTICLE VII
                                     CLOSING

     7.1 Closing. The closing of the transactions contemplated hereby (the "CLOSING") shall occur at the offices of Reed Smith LLP, 2500 One Liberty Place, Philadelphia, Pennsylvania 19103-7301 (or such other place as the parties may agree) on the date that is five (5) business days following the satisfaction or waiver of the conditions set forth in Article VI, or on such other date as the parties mutually agree (the "CLOSING DATE"), at 10:00 a.m., Philadelphia, Pennsylvania time or at such other time as the parties mutually agree.

     7.2 Documents to be Delivered by the Company and Sellers. The following documents shall be delivered to Buyer at the Closing by the Company and Sellers:

          (a) Assignment of Interests. An assignment of the Interests to Buyer, duly executed by each Seller;

          (b) Opinion. Opinion of Reed Smith LLP, counsel to the Company and each Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit A;

          (c) Non-Competition Agreements. Non-competition agreements substantially in the forms attached hereto as Exhibits B-1 and B-2, duly executed by each Seller (the "NON-COMPETITION AGREEMENTS");

          (d) Escrow Agreement. An escrow agreement substantially in the form attached hereto as Exhibit C, executed by the Company, each Seller, and the Escrow Agent (the "ESCROW AGREEMENT");

          (e) Certificate. A certificate executed by an executive officer of the Company and each Seller dated as of the Closing Date, in substantially the forms attached hereto as Exhibit D and Exhibit F; and

          (f) Transfer of Records. All contracts, files, documents, data, records and information of the Company relating to the Business.

     7.3 Obligations of Buyer. The following shall be delivered to the Sellers at the Closing by Buyer:

          (a) Wire Transfer. The amount of cash payment at Closing provided for in Section 1.3 in immediately available funds by wire transfer to the accounts specified by Sellers in writing delivered to Buyer at least one (1) business day prior to the Closing Date;

          (b) Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent, together with the delivery of one million dollars ($1,000,000.00) to the Escrow Agent, by wire transfer to an account specified by the Escrow Agent;

          (c) Non-Competition Agreements. The Non-Competition Agreements, duly executed by Buyer; and

          (d) Certificate. A certificate executed by an executive officer of Buyer, dated the Closing Date, in substantially the form attached as Exhibit E hereto.


                                  ARTICLE VIII
                                      TAXES

     8.1 Sales, Use, Transfer and Other Taxes. Sales and use taxes imposed on the purchase, sale, use or transfer of the Interests or any of the assets of the Company as a result of the transactions contemplated hereby shall be borne solely by Buyer.

     8.2 Tax Periods Ending on or before the Closing Date. The Company shall, at Sellers' expense, prepare and file, or cause to be prepared and filed, all tax returns for the Company for all periods ending on or before the Closing Date which are filed after the Closing Date. The Company will retain Lewis Tippets to prepare and file the tax returns for the periods ending on or before Closing consistent with past practice and applicable law and utilizing existing software provided by an affiliate of AMC Helicopters, Inc. The Company and Buyer shall prepare and provide each such tax return described in the preceding sentence to the Sellers no less than 30 days prior to its due date, as such due date may be extended, and permit Sellers to review and approve each such tax return prior to filing. Except as otherwise provided herein and subject to Sellers' review and approval of tax returns as set forth above, to the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the Schedule K-1s prepared by the Company for such periods.

     8.3 Cooperation on Tax Related Issues. Buyer, Sellers and Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to prepare and assist in the preparation of such tax returns and the Schedule K-1s prepared by the Company for such periods and to provide additional information and explanation of any material provided hereunder. To the extent consistent with applicable law, Buyer and Sellers shall agree to the "closing of the books" as of the Closing Date with respect to the transactions contemplated by this Agreement for federal, state and local purposes.

     8.4     Tax  Audit.

          (a) Sellers shall have the right to defend, at their sole cost, any tax audit of the Company with respect to Pass-Through Items for any taxable year ending on or prior to the Closing Date and shall have the right to defend all tax issues arising in any such year. The Sellers shall be entitled to make any decision relating to any such audit, including the right to settle any issue, so long as the Buyer or the Company are not materially adversely affected by such decision; provided, however, that Sellers shall be entitled to settle any issue that would materially adversely effect Buyers or the Company with the prior written consent of Buyer, which consent shall not be unreasonably withheld. To the extent necessary to implement the foregoing, Buyer and the Company shall execute upon the reasonable request of Sellers after the Closing a power of attorney in favor of Seller's counsel or independent accountants, in either case reasonably acceptable Buyer, to conduct any and all of the foregoing activities on behalf of the Company, and Buyer will not, and will cause the Company not to, revoke such power of attorney during the pendency of any audit contemplated by this Section 8.4(a). The term "Pass-Through Items" shall refer to (i) tax items of the Company that pass through to, and are separately reportable to the applicable tax authority by, the members of the Company, and shall include, without limitation, federal income tax items of the Company for the period that the Company qualifies as a partnership for federal income tax purposes or (ii) any tax items of the Company that, under applicable law or the Agreement, Sellers would be liable for or be required to indemnify any Buyer Indemnified Party against.

          (b) As to any tax audit of the Company for any taxable period ending on or prior to the Closing Date other than with respect to Pass-Through Items, Buyer shall exercise sole control over such audit.

          (c) Buyer and Sellers shall (and Buyer shall cause the Company to) cooperate in any manner reasonably requested by the other, by providing all requested information in its possession, and signing any documents or forms relating to any audit, in order to implement the provisions of this Section 8.4. Buyer and Sellers shall (and Buyer shall cause the Company to) keep the other fully informed of all material developments in any audit described in Section 8.4(a).

     8.5 Tax Reporting. The parties shall report the sale of Interests under this Agreement in accordance with the principles of Revenue Ruling 99-6, 1999-1 C.B. 187.


                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification of Sellers. Buyer agrees that notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of the Sellers or of any information Sellers may have in respect of such investigation, Buyer will indemnify and hold harmless the Sellers and each officer, director and affiliate of each Seller (collectively, the "SELLER

INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (such amounts, net of any insurance proceeds and net of any tax benefits associated with the payment of any such amounts, collectively being referred to herein as "INDEMNIFIABLE COSTS"), that any Seller Indemnified Party may sustain or to which any of the Seller Indemnified Parties may be subjected, arising out of (a) any misrepresentation, breach or default by Buyer of or under any of the representations and warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; or
(b) any failure by the Buyer duly to perform or observe any term, provision, covenant or agreement in this Agreement on the part of the Buyer to be performed or observed.

     9.2     Indemnification  of  Buyer.

          (a) General. The Sellers agree that notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Buyer or of any information Buyer may have in respect of such investigation, the Sellers, severally and not jointly, will indemnify and hold harmless Buyer and each officer, director and affiliate of Buyer (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Indemnifiable Costs, that any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of (i) any misrepresentation, breach or default by the Company or the Sellers of or under any of the representations and warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; or (ii) any failure by the Company or the Sellers duly to perform or observe any term, provision, covenant or agreement in this Agreement on the part of the Company or the Sellers to be performed or observed.

          (b)     Limitations.  The  liability  of  the  Sellers  to Buyer under
Section 9.2(a) shall be subject to the following limitations:

               (i)     Deductible.  Sellers  shall  not  be  liable  for  an
                       ----------
          Indemnifiable Costs unless the aggregate amount of Indemnifiable Costs incurred by the Buyer Indemnified Parties exceeds the sum of two hundred fifty thousand dollars ($250,000) (the "DEDUCTIBLE") prior to the expiration of the Applicable Limitations Period, hereinafter defined, and then only to the extent of such excess (but subject to Sections 9.2(b)(ii) and (iii) below.

               (ii)     General Liability Ceiling; Limitations on Recovery.  The
                        --------------------------------------------------
          aggregate liability of the Sellers for Indemnifiable Costs shall not exceed the sum of (A) the Indemnification Escrow Amount, plus (B) the first five hundred thousand dollars ($500,000) of the Contingent Consideration Payment. Further, except as provided in the next sentence, Buyer Indemnified Parties shall be entitled to recover Indemnifiable Costs solely and exclusively from (A) the funds held in the Indemnification Escrow Account and (B) the amounts, if any, that may become due from Buyer to the Sellers pursuant to Section 1.4(b) as to which the right of setoff is provided for in Section 9.3. Except as aforesaid, Buyer shall not have any recourse to any funds of the

          Sellers. The limitation set forth in the preceding sentence shall not apply to indemnification for damages arising out of a breach of the representations and warranties contained in Section 2.12, to the limited extent they relate to the Sellers' filing of federal income tax returns and payment of federal income taxes for periods ending on or before the Closing, and Section 2.19. Following any Buyer Indemnified Party's recovery of Indemnifiable Costs from the funds held in the Indemnification Escrow Account, no other Buyer Indemnified Party shall have any right or recourse against Sellers as a result of the decrease in the funds thereafter available for indemnification for Indemnifiable Costs from the Indemnification Escrow Account.

               (iii)     Time  Limitations.  No  claim  for  indemnification  of
                         -----------------
          Indemnifiable Costs may be asserted against any Seller unless a Buyer Indemnified Party gives written notice (a "NOTICE OF CLAIM") of the claim to Sellers, which notice shall specify in reasonable detail the basis for such claim and shall be accompanied by documentation supporting the claim, by no later than the expiration of the Applicable Limitation Period and, to the extent that indemnification for Indemnifiable Costs is sought from the Indemnification Escrow Account, no later than the one-year anniversary of the Closing Date. "APPLICABLE LIMITATION PERIOD" shall mean two (2) years, ending on the second anniversary of the Closing Date, except that the "Applicable Limitation Period" for claims for indemnification arising from a material breach of the representations and warranties contained in
          Section 2.12, to the limited extent related to the Sellers' filing of federal income tax returns and payment of federal income taxes for periods ending on or before the Closing, shall mean the statutory limitations period applicable to the filing of tax returns and payment of income taxes under the Code. If the Buyer Indemnified Party asserting any such claim for Indemnifiable Costs timely makes such a claim, then, subject to the Deductible and the provisions of Section 9.2(b)(ii) and (iii) and any other applicable conditions to recovery, neither the expiration of the Applicable Limitations Period nor the expiration of such one-year period shall, by itself, prevent such Buyer Indemnified Party from recovering the full amount of such Indemnifiable Costs.

     9.3 Right of Setoff. At the time that Buyer sends a Notice of Claim with respect to Indemnifiable Costs, Buyer may, by further written notice to Sellers, set off the amount of such Indemnifiable Costs against payment of the Contingent Consideration Payment to the extent that such payments are subject to recovery by Buyer Indemnified Parties pursuant to Section 9.2(b)(ii). The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default under this Agreement. Sellers reserve the right to dispute and contest any such setoff and to recover any amounts improperly set off. Any such dispute will pursued in accordance with Section 12.9, and the non-prevailing party will bear the costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) of the prevailing party.

     9.4     Cooperation.

          (a) Notice. Any party seeking indemnification under this Article IX (each, an "INDEMNIFIED PARTY") will give prompt written notice to the party or parties from whom it seeks indemnification (collectively, the "INDEMNITOR") of any assertion, claim or demand which such Indemnified Party discovers or of which notice is received after the Closing and which might give rise to a claim by such Indemnified Party against the Indemnitor under this Article IX, stating in reasonable detail the nature, basis and amount thereof.

          (b) Claims for Money Damages. In case of any claim for money damages by a third party, any suit for money damages, any claim for money damages by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the Indemnitor may have liability for money damages under the indemnity agreements contained in this Article IX, the Indemnitor shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from the Indemnitor of its election so to assume the defense thereof, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation, unless the Indemnitor does not actually assume the defense thereof following notice of such election. Buyer or Sellers shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and Buyer and Sellers will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. No Indemnified Party will make any settlement of any claim which might give rise to liability of the Indemnitor hereunder for money damages under the indemnity agreements contained in this
Article IX without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor shall desire and be able to effect a monetary compromise or settlement of any such claim which settlement or monetary compromise shall fully and finally relieve the Indemnitor of any liability in connection with such cause of action and claim and the Indemnified Party shall refuse to consent to such compromise or settlement (to the extent it relates to money damages), then the liability of the Indemnitor to the Indemnified Party with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

     9.5 Exclusive Remedy. Buyer hereby agrees that (a) the rights and remedies of Buyer and the Buyer Indemnified Parties contained in this Article IX to recover Indemnifiable Costs (subject to the limitations set forth herein) shall be the sole and exclusive rights and remedies that they shall have against the Company, either Seller or any other Seller Indemnified Party arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby, including, without limitation, for (i) any misrepresentation, breach or default by the Company or the Sellers of or under any of the representations and warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; or (ii) any failure by the Company or the Sellers duly to perform or observe any term, provision, covenant or agreement in this Agreement on the part of the Company or the Sellers to be performed or observed; (b) Buyer, for itself and the Buyer Indemnified Parties, including its and their respective successors and assigns, hereby waives and agrees that it or they will not assert or seek to enforce any other rights or remedies, whether available under statute, at common law or otherwise, that Buyer would otherwise have against the Company, either Seller or any other Seller Indemnified Party arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby, including, without limitation, (i) any misrepresentation, breach or default by the Company or the Sellers of or under any of the representations and warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; or (ii) any failure by the Company or the Sellers duly to perform or observe any term, provision, covenant or agreement in this Agreement on the part of the Company or the Sellers to be performed or observed (collectively, "OTHER REMEDIES"); and (c) except as provided in the next sentence, Buyer shall hold harmless and indemnify the Company and the Seller Indemnified Parties and their respective heirs, representatives, successors and assigns from and against any claims, demands, actions, suits or other proceedings brought against any of them, and any liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Company or the Seller Indemnified Parties or any of their respective heirs, representatives, successors or assigns, arising out of any attempt or any efforts (successful or unsuccessful) by any Buyer Indemnified Party to assert or exercise any of the Other Remedies. Notwithstanding the foregoing, the provisions of this Article IX with respect to the exclusive rights and remedies of the Buyer Indemnified Parties shall not apply to any breach of representation or warranty of a Seller contained in this Agreement (as the same has been modified by the Schedules), if a court or arbitrator having jurisdiction has found that such Seller committed fraud and such finding has become final and is no longer appealable, provided, however, that the foregoing
                                           --------  -------
exception to the exclusive rights and remedies of the Buyer Indemnified Parties hereunder shall apply solely to such Seller found to have committed fraud; and provided, further, that the Deductible shall nevertheless continue to apply
--------   -------
notwithstanding any such finding or findings.

     9.6 Prepayment Penalties. If the Company's lenders and lessors (other than lessors under the Company's operating leases) do not permit the continuation of the Company's debt after Closing and, as a result, the Company incurs any prepayment penalties related to such debt, then such prepayment penalties shall be the responsibility of Buyer and the Sellers as follows:

          (a) the first $500,000 of aggregate prepayment penalties shall be the sole responsibility of Buyer;

          (b) the next $500,000 of aggregate prepayment penalties shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand; and

          (c) any prepayment penalties exceeding $1,000,000 in the aggregate shall be the sole responsibility of Buyer.


                                    ARTICLE X
                                   TERMINATION

     10.1 Termination of Agreement. This Agreement may, by written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

          (a)     By mutual  consent  of  Buyer, the Company and Sellers;

          (b) By Sellers jointly if the Closing has not occurred on or before August 30, 2002 due to a failure of any of the conditions specified in
Section  6.2  (other  than  Section  6.2(d));

          (c) By Sellers jointly if there has been a material default or breach by Buyer with respect to the performance of any of Buyer's material covenants and agreements contained herein, or with respect to the correctness of any of Buyer's material representations and warranties contained herein (each, a "MATERIAL BUYER DEFAULT") and such default or breach persists for 10 business days of more after written notice thereof is given;

          (d) By Buyer if the Closing has not occurred on or before August 30, 2002 due to a failure of any of the conditions specified in Section 6.1 (other than Section 6.1(f));

          (e) By Buyer if there has been a material default or breach by the Company or a Seller with respect to the performance of any of the Company's or a Seller's material covenants and agreements contained herein, or with respect to the correctness of any of the Company's or a Seller's material representations and warranties contained herein (each, a "MATERIAL SELLER DEFAULT") and such default or breach persists for 10 business days of more after written notice thereof is given; or

          (f) By Buyer, or by Sellers jointly if the Closing has not occurred on or before August 30, 2002; provided, however, that such date shall
                                         --------  -------  ----
be extended for such additional time as may be necessary (but in no event beyond October 31, 2002) (i) to comply with the requirements of the Hart-Scott-Rodino Act, (ii) to obtain any authorization, consent, waiver and approval of any federal, state, local and foreign governmental agency or regulatory authority required to be obtained (as reasonably determined by Buyer) in order to permit Buyer to acquire the Interests or (iii) to arrange additional financing should a substantial portion of the Company's lenders and lessors not permit the continuation of the Company's debt after the Closing. Notwithstanding the foregoing, if the party seeking to exercise its termination right is in breach of any of its respective material obligations under this Agreement, such party shall not be entitled to exercise its termination right during the continuance of such breach.

     10.2 Procedure Upon Termination. In the event of termination of this Agreement by Buyer, the Company, or Sellers jointly pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer, the Company, or the Sellers. In addition, if this Agreement is terminated as provided herein:

          (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

          (b) All Confidential Information shall continue to be subject to the provisions of Article XI of this Agreement, which provisions shall survive any such termination, as well as the provisions of the Confidentiality Agreement.

          (c) Upon a termination of this Agreement pursuant to Section 10.1(a), the respective obligations of the parties hereto under this Agreement (other than under Sections 10.2(a) and (b) above) shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination. Any termination of this Agreement by Buyer pursuant to Section 10.1(d) or (e) due to a Material Seller Default, or by Sellers pursuant to
Section  10.1(b)  or  (c)  due  to  a  Material Buyer Default, shall not relieve
Sellers or the Buyer (as the case may be) of its liability hereunder to the non-defaulting party. If, notwithstanding a Material Seller Default or a Material Buyer Default, the Buyer (in the case of a Material Seller Default), or Sellers (in the case of a Material Buyer Default) closes the transactions contemplated hereby, such action by the non-defaulting party or parties shall constitute a waiver of such Material Seller Default or Material Buyer Default, as the case may be. Notwithstanding anything to the contrary contained herein, in no event shall the Sellers be liable to Buyer by reason of a material breach of this Agreement by the Sellers for any consequential damages, special damages or lost profits or lost business opportunities arising from such breach.

     10.3 Specific Performance Upon Termination. Buyer, on the one hand, and the Company and Sellers, on the other hand, acknowledge that because an award of monetary damages would be inadequate for any breach of this Agreement by the other party, Buyer, the Company and Sellers, as the case may be, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedy is not exclusive, but in addition to all other remedies available to such parties at law or equity, as such remedies may be limited hereunder.

     10.4 Non-Refundable Deposit. Notwithstanding any other provision of this Agreement to the contrary, the Deposit shall be non-refundable unless Buyer shall have terminated this Agreement under Section 10.1(e) due to a Material Seller Default, in which event Sellers shall cause the Deposit to be refunded to Buyer, with interest, within 5 business days following such termination.


                                   ARTICLE XI
                                 CONFIDENTIALITY

     11.1 Confidentiality Covenants Buyer, the Company and Sellers each acknowledge that they may have received access to Confidential Information (as hereinafter defined) of the others in the course of investigations and negotiations prior to Closing. Each party who receives any Confidential Information (a "RECEIVING PARTY") from any other party hereto (the "DISCLOSING PARTY"), may disclose any such Confidential Information to such party's employees, attorneys, accountants, financial advisors or agents or representatives that have a need to know such Information to facilitate or assist with the consummation of the transactions contemplated hereby (collectively, "REPRESENTATIVES"). Subject to the foregoing exception, and the exception hereinafter set forth in Section 11.2 below, (i) a Receiving Party shall keep, and shall cause its Representatives to keep, all Confidential Information received from a Disclosing Party hereunder strictly confidential and shall not disclose, and shall cause its Representatives not to disclose, any such Confidential Information to any third party; and (ii) any Receiving Party and its Representatives shall not make any uses of Confidential Information received from a Disclosing Party except to facilitate or assist with the consummation of the transactions contemplated hereby. "CONFIDENTIAL INFORMATION" shall include any business, financial, technical or other information, including, but not limited to, business plans, forecasts, marketing plans or initiatives, customer, client and vendor lists, training materials developed by the Disclosing Party, information regarding the identities, qualifications and compensation being paid to key employees, information received from customers, vendors or clients with the expectation, whether explicit or implicit, that such information would be protected from disclosure or dissemination to third parties, and other information the value of which to the Disclosing Party is dependent on the non-disclosure of such information; provided, however, that it shall not include information that, although
--------   -------
disclosed or made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Representatives, (i) can be obtained by persons not subject to confidentiality or use restrictions from public sources, including periodicals, government and industry publications and other media that is readily accessible to the public or competitors of the Disclosing Party, (ii) has been disclosed by the Disclosing Party or any of its Representatives to any unaffiliated third parties without the imposition of any restrictions or prohibitions on disclosure or use thereof and has been, as a result, disclosed by that third party to other third parties, or (iii) information that the Receiving Party can demonstrate convincingly was in its possession prior to its disclosure to the Receiving Party by the Disclosing Party or any of its Representatives; provided, however, that the Receiving Party had not obtained
                  --------   -------
possession of such Confidential information from any one that the Receiving Party knew or should have known was subject to restrictions on its right to disclose such information to the Receiving Party, either pursuant to an agreement or by reason of his position or relationship with the Disclosing Party.

     11.2 Disclosure Pursuant to Legal Process. If a Receiving Party is required by subpoena or other legal process, or by laws applicable to it, to disclose or produce any Confidential Information belonging to a Disclosing Party, then, the Receiving Party shall (i) provide the Disclosing Party prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Disclosing Party may seek an order to quash such subpoena or other legal process or an appropriate protective order or may elect to waive compliance with the provisions of this Article XI as to any portion or all of such Confidential Information; (ii) consult with the Disclosing Party as to the advisability of taking legally available steps to quash or narrow such request, and (iii) provide such reasonable cooperation as the Disclosing Party may request in connection with efforts by the Disclosing Party to quash the subpoena or other legal process or to obtain a protective order with respect to the Confidential Information being sought. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of his legal counsel, compelled to disclose or produce any such Confidential Information of the Disclosing Party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to any government agency with which the Receiving Party is required by law to file any such Information or otherwise stand liable for contempt or suffer other censure or penalty or liability, the Disclosing Party may disclose or produce such Confidential Information to such tribunal or government agency, notwithstanding the fact that such information may, as a result become available to the public, without incurring liability hereunder to the Disclosing Party; provided,
                                                                       --------
however, that the Receiving Party shall give the Disclosing Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use his commercially reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced. Notwithstanding the foregoing, the parties agree that the Buyer may file a report on Form 8-K with the Securities and Exchange Commission regarding the transactions contemplated by this Agreement and file as exhibits thereto, this Agreement and all schedules and exhibits hereto without requesting confidential treatment for such documents.

     11.3 Termination of Confidentiality Obligations. The obligations of Buyer under this Article XI shall terminate at the Closing with respect to the Confidential Information of the Company. The obligations of the Buyer hereunder with respect to the Confidential Information of the Sellers and the obligations of each Seller hereunder, which shall be several and not joint, with respect to Confidential Information of the Company or Buyer, shall in each case survive the Closing for a period of two (2) years thereafter. In the event of a termination of this Agreement, the respective obligations of the Company and Sellers with respect to Confidential Information of Buyer and the obligations of Buyer with respect to Confidential Information of the Company and Sellers shall survive for a period of two (2) years from the date of such termination.


                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 Modifications; Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

                    Buyer:

                    Air  Methods  Corporation
                    7301  S.  Peoria
                    Englewood,  CO  80112
                    Attention:  President  and  CEO
                    Fax  No.:   (303)  790-4780
                    Tel.  No.:  (303)  792-7412
                    with  a  copy  to:

                    Davis  Graham  &  Stubbs  LLP
                    1550  Seventeenth  Street,  Suite  500
                    Denver,  Colorado  80202
                    Attention:  Lester  R.  Woodward,  Esq.
                    Fax  No.:   (303)  893-1379
                    Tel.  No.:  (303)  892-9400

                    Company:

                    Rocky  Mountain  Holdings,  L.L.C.
                    800  South  3110  West
                    Provo,  UT  84601
                    Attention:  President
                    Fax  No.:   (801)  375-6712
                    Tel.  No.:   (801)  375-1124

                    Sellers:

                    Rocky  Mountain  Holdings,  Inc.
                    1629  Locust  Street
                    Philadelphia,  PA  19103
                    Attention:  Richard  R.  Schreiber
                    Fax  No.:  (215)  546-1041
                    Tel.  No.:  (215)  546-8585

                    AMC  Helicopters,  Inc.
                    555  Croton  Road,  Suite  300
                    King  of  Prussia,  PA  19406
                    Attention:  Robert  H.  Strouse
                    Fax  No.:   (610)  962-3797
                    Tel.  No.:   (610)  962-3773

                    in case of notice to the Company or Sellers, with a copy to:

                    Reed  Smith  LLP
                    2500  One  Liberty  Place
                    1650  Market  Street
                    Philadelphia,  PA  19103
                    Attention:  Lori  L.  Lasher,  Esq.
                    Fax  No.:  (215)  851-1420
                    Tel.  No.:  (215)  851-8100

     12.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by facsimile, with original signatures to follow. Each party hereto agrees that it will be bound by its own signature and that it accepts the facsimile signatures of the other parties hereto.

     12.4 Expenses. Except as specifically set forth elsewhere in this Agreement, each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein.

     12.5 Binding Effect; Assignment; No Third Party Rights. This Agreement shall be binding upon and inure to the benefit of Buyer, the Company, Sellers and their respective representatives, successors, and permitted assigns; provided, however, that no party may assign his, her or its rights or
--------   -------
obligations under this Agreement or transfer such rights or obligations by operation of law as a result of any change of control transaction involving any such entity without the prior written consent of the other parties. Nothing expressed or referred to in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.5.

     12.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

     12.7 Entire and Sole Agreement. This Agreement, together with the Schedules and the agreements and documents referred to herein, constitute the entire agreement between the parties hereto and supersedes all prior agreements, negotiations, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the LOI, but specifically excluding the Confidentiality Agreement, which shall survive the execution of this Agreement in accordance with its terms.

     12.8 Governing Law. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of Delaware.

     12.9     Jurisdiction; Service Of Process; Waiver Of Trial By Jury.

          (a) Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

     (b)     THE  PARTIES  HEREBY  WAIVE  ANY  RIGHT  TO  TRIAL  BY  JURY IN ANY
PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     12.10 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any
                                                  --------  -------
provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision so as to make such provision legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     12.11 Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.



                                    * * * *



                   Remainder of page intentionally left blank

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                           BUYER:

                                           AIR  METHODS  CORPORATION


                                           By:  /s/  George  W.  Belsey
                                              ----------------------------------
                                              Name:  George  W.  Belsey
                                              Title:  CEO



                                           COMPANY:

                                           ROCKY  MOUNTAIN  HOLDINGS,  L.L.C.


                                           By:  /s/  J.  Russell  Spray
                                              ----------------------------------
                                              Name:  J.  Russell  Spray
                                              Title:  Chairman  and  CEO


                                           SELLERS:

                                           ROCKY  MOUNTAIN  HOLDINGS,  INC.


                                           By:  /s/  Richard  R.  Schreiber
                                              ----------------------------------
                                              Name:  Richard  R.  Schreiber
                                              Title:  Vice  President

                                           AMC  HELICOPTERS,  INC.


                                           By:  /s/  John  F.  Yajlenski,  Jr.
                                              ----------------------------------
                                              Name:  John  F.  Yajlenski,  Jr.
                                              Title:  Vice  President

                                   APPENDIX A

                      DEFINITIONS & INDEX OF DEFINED TERMS


The following capitalized terms are used but not otherwise defined in this
Agreement:

     "CLOSING CERTIFICATES" means the certificates to be delivered by Buyer, the Company and Sellers pursuant to Section 7.2(e) and 7.3(d).

     "COMPANY'S KNOWLEDGE" means the actual knowledge, without independent investigation, of J. Russell Spray, Richard R. Schreiber, Robert H. Strouse, John F. Yaglenski and Timothy J. Dwyer.

     "CONFIDENTIALITY AGREEMENT" means the letter agreement, dated January 24, 2002, by and among The AMC Group, LLC, Dimeling Schreiber & Park and Buyer.

     "ESCROW AGENT" shall have the meaning given such term in the Escrow Agreement.

     "GAAP" means United States generally accepted accounting principles.

     "INDEMNIFICATION ESCROW ACCOUNT" shall have the meaning given such term in the Escrow Agreement.

     "SCHEDULES" shall mean the schedules to this Agreement.

The following is an index of capitalized terms defined in the body of the
Agreement:

    TERM                                               SECTION
    ----                                               -------

"3/31/02 BALANCE SHEET"                         Section 2.16

"9-11 RECEIVABLE AMOUNTS"                       Section 1.4(a)

"12/31/01 BALANCE SHEET"                        Section 1.2(b)(iii)

"ACTUAL CASH RECEIPTS"                          Section 1.4(b)

"AGREEMENT"                                     Introductory paragraph

"APPLICABLE LIMITATION PERIOD"                  Section 9.2(b)(iii)

"AUTHORIZATIONS"                                Section 2.6(a)

"BUSINESS"                                      Recitals


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"BUYER"                                         Introductory paragraph

"BUYER INDEMNIFIED PARTIES"                     Section 9.2(a)

"CALCULATED CASH RECEIPTS"                      Section 1.4(b)

"CLOSING"                                       Section 7.1.

"CLOSING DATE"                                  Section 7.1.

"CLOSING DATE BALANCE SHEET"                    Section 1.2(c)

"CLOSING TOTAL MEMBERS EQUITY"                  Section 1.2(b)(vi)

"CODE"                                          Article IV

"COMPANY"                                       Introductory paragraph

"CONFIDENTIAL INFORMATION"                      Section 11.1

"CONTINGENT CONSIDERATION PAYMENT" or "CCP"     Section 1.4(b)

"CONTRACTS"                                     Section 2.7

"DEDUCTIBLE"                                    Section 9.2(b)(i)

"DEPOSIT"                                       Section 1.3(a)

"DISCLOSING PARTY"                              Section 11.1

"EMPLOYEE PLANS"                                Section 2.9(a)

"ENVIRONMENTAL LAWS"                            Section 2.18(i)

"ERISA"                                         Section 2.9(a)

"ERISA AFFILIATE"                               Section 2.9(a)

"ESCROW AGREEMENT"                              Section 7.2(d)

"ESTIMATED TOTAL MEMBERS EQUITY"                Section 1.2(b)(iv)

"FAA"                                           Section 2.5(b)

"HAZARDOUS SUBSTANCE"                           Section 2.18(h)

"INDEMNIFIABLE COSTS"                           Section 9.1

"INDEMNIFICATION ESCROW AMOUNT"                 Section 1.3(a)

"INDEMNIFIED PARTY"                             Section 9.4(a)

"INDEMNITOR"                                    Section 9.4(a)

"INDEPENDENT ACCOUNTANTS"                       Section 1.2(c)(iii)

"INTERESTS"                                     Recitals

"INTERIM BALANCE SHEET"                         Section 1.2(b)(v)

"LEASES"                                        Section 2.13(b)

"LIEN"                                          Section 2.5(a)

"LOI"                                           Recitals

"MATERIAL ADVERSE EFFECT"                       Section 2.4

"MATERIAL BUYER DEFAULT"                        Section 10.1(c)

"MATERIAL SELLER DEFAULT"                       Section 10.1(e)

"MEASUREMENT PERIOD"                            Section 1.4(b)

"MEMBERS EQUITY ADJUSTMENT AMOUNT"              Section 1.2(b)(i)

"NON-COMPETITION AGREEMENTS"                    Section 7.2(c)

"NOTICE OF CLAIM"                               Section 9.2(b)(v)

"OTHER REMEDIES"                                Section 9.5

"PBGC"                                          Section 2.9(b)

"PERCENTAGE"                                    Section 1.4(b)

"PERMITTED LIENS"                               Section 2.5(a)

"PERSONAL PROPERTY LEASES"                      Section 2.13(b)

"PRE-CLOSING TOTAL MEMBERS EQUITY"              Section 1.2(b)(v)

"PRELIMINARY MEMBERS EQUITY ADJUSTMENT AMOUNT"  Section 1.2(b)(ii)

"PROCEEDINGS"                                   Section 2.11

"PURCHASE PRICE"                                Section 1.2(a)

"PWC"                                           Section 1.3(c)(i)

"REAL PROPERTY"                                 Section 2.13(a)

"REAL PROPERTY LEASES"                          Section 2.13(b)

"RECEIVING PARTY"                               Section 11.1

"REPRESENTATIVES"                               Section 11.1

"SELLER" and "SELLERS"                          Introductory paragraph

"SELLER INDEMNIFIED PARTIES"                    Section 9.1

"START DATE"                                    Section 1.4(b)

"TOTAL MEMBERS EQUITY"                          Section 1.2(b)(iii)

"TRANSPORTS"                                    Section 1.4(b)

"WARN ACT"                                      Section 2.8(d)

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